Litigation Update

Federal Court Market Timing Litigation:A number of private lawsuits have been filed including purported class and derivative lawsuits, making various allegations and naming as defendants various persons, including certain Scudder and Deutsche (now DWS) funds (singularly, a "Fund" and collectively, the "Funds"), the Funds' investment advisors and their affiliates, certain individuals (including in some cases Fund Trustees/Directors, officers), and other parties. Each Fund's investment advisor has agreed to indemnify the applicable Funds in connection with these lawsuits, or other lawsuits or regulatory actions that may be filed making allegations similar to these lawsuits regarding market timing, revenue sharing, fund valuation or other subjects related to investigations of the foregoing matters. Based on currently available information, the Funds' investment advisors believe the likelihood that the pending lawsuits will have a material adverse financial impact on a Fund is remote and such actions are not likely to materially affect their ability to perform under their investment management agreements with the Funds.

Fifteen class and derivative actions pertaining to market timing have been consolidated and transferred to a Multidistrict Litigation Panel in the District of Maryland ("MDL") (Multidistrict Litigation 1586-In re Mutual Funds Investment Litigation). The 11
Complaints originally filed in the Southern District of New York that were transferred to the MDL were virtually identical and each asserted claims against Deutsche Bank AG, Deutsche Investment Management
Americas Inc. ("DIMA") and Deutsche Asset Management,
Inc. as well as approximately 85 Funds in the Scudder and Deutsche family of funds and John Doe defendants.
The three cases that were originally filed in the Eastern District of New York and the one case originally filed in the District of Delaware are derivative actions brought by purported shareholders in certain of the Funds. These actions are against Deutsche Investment Management Americas Inc.,
Deutsche Asset Management, Inc., and John Doe defendants.

On September 29, 2004, two consolidated amended complaints, one a Consolidated Amended Class Action
Complaint and the other a Consolidated Amended Fund
Derivative Complaint, were filed in the MDL.

On January 11, 2006, Plaintiffs filed a Second
Consolidated Amended Class Action Complaint in the
MDL. The officer defendants have been voluntarily dismissed from the class action pursuant to a tolling agreement with Plaintiffs. Deutsche Bank AG has been dismissed from the derivative action. On March 16, 2007, the Court issued an opinion in the MDL granting in part and denying in part the Deutsche Defendants' motion to dismiss the Second Consolidated Amended
Class Action Complaint.

Plaintiffs filed a Third Consolidated Amended Class
Action Complaint ("Third Amended Complaint") on
December 10, 2007 in the MDL.  In the Third Amended
Complaint, the Plaintiffs added the names of Funds that they allegedly purchased or held during the class period. In addition, as contemplated in the Court's scheduling order, the Third Amended Complaint added a new Plaintiff in an attempt to address standing challenges raised by the Defendants. On
January 16, 2008, the Court granted in part and denied in part the Defendants' motion to dismiss certain claims on standing grounds. The parties conducted extensive discovery. The Defendants filed a motion for summary judgment and various related motions, and Class Plaintiffs contemporaneously filed a motion for class certification. The Court heard oral argument on these motions on December 10-11, 2008.

On February 12, 2010, the parties agreed to a stipulation and agreement of settlement. Plaintiffs filed their motions for preliminary approval of the settlement with the Court on April 21, 2010. The
Court conducted a hearing on May 7, 2010 on those motions and granted preliminary approval of the settlements on May 19, 2010. Afterward, class notices were distributed to shareholders, and on September 14, 2010, plaintiffs filed their motion for final approval of the settlement, which was supplemented by a reply brief filed on October 6, 2010. On October 21-22, 2010, the Court conducted a hearing on the motion for final approval of the settlement. The Court granted the motion on October
25, 2010 and entered a judgment approving a settlement class, approving the settlements, dismissing the claims against the Defendants in the MDL, and enjoining Plaintiffs and class members from instituting, commencing or prosecuting any claims subject to the settlement against the Defendants.

State Court Market Timing Litigation:
On September 16, 2003, an action was commenced in the Circuit Court for Madison County, Illinois, entitled
Potter v. Janus Investment Fund, et al. Defendants include, among others, DIMA and the Scudder
International Fund. On October 23, 2003, Defendants removed the action to the United States District
Court for the Southern District of Illinois. On
February 9, 2004 the District Court remanded the case back to the Circuit Court for Madison County.
Defendants appealed this decision. On April 5, 2005 the Seventh Circuit Court of Appeals reversed the District Court's decision and instructed the District
Court to undo the remand order and dismiss the complaint. On May 27, 2005, the District Court, in accord with the Seventh Circuit's mandate, dismissed the action with prejudice. On September 29, 2005, Plaintiffs filed a petition for a writ of certiorari to the Supreme Court of the United States. On
January 6, 2006, the Supreme Court granted the petition to address jurisdictional questions. On
June 15, 2006, the Supreme Court vacated the decision of the Seventh Circuit and held that the Court of Appeals did not have jurisdiction to address the District Court's remand order. The case was remanded to and reopened in the Circuit Court for Madison
County. On November 13, 2006, Defendants removed the case to Federal District Court for a second time. On
April 6, 2007, the District Court remanded the case back to the Circuit Court for Madison County.
Defendants appealed this decision to the Seventh
Circuit, which dismissed the appeal for lack of jurisdiction on July 13, 2007. The case is now back in the Circuit Court for Madison County. Argument on
Defendants' motion to dismiss occurred in August
2007, and the parties are awaiting the Circuit
Court's decision. The Circuit Court issued an Order dated July 16, 2008 stating that the issues raised by the motion to dismiss are nearly identical to those in a pending appeal in an action involving the Putnam funds, and that the Court would therefore wait for the decision of the Illinois Appellate Court in that case before ruling on the motion to dismiss.

On January 6, 2010, the Illinois Appellate Court ruled in favor of the Putnam fund defendants and against Plaintiffs in that action, holding that Plaintiffs' claims are precluded by the Securities
Litigation Uniform Standards Act. Plaintiffs filed a motion for rehearing in the Illinois Appellate Court, which was denied on February 16, 2010. The Illinois
Appellate Court issued its mandate on March 30, 2010, and on April 5, 2010, the Circuit Court dismissed the Putnam action with prejudice. On April 15, 2010,
Defendants in the Scudder action filed a supplemental memorandum in support of their pending motion to dismiss. On April 15, 2010, Plaintiffs filed a motion in the Putnam case to modify the order dismissing that action and for leave to file an amended complaint. On April 20, 2010, Plaintiffs filed a motion for leave to file a Second Amended
Complaint in the Scudder action, which Defendants opposed. On July 22, 2010, the Court denied
Plaintiffs' motion but granted leave for Plaintiffs to file an amended complaint within twenty-one days that does not include any class-action-based allegations or prayers for relief. Subsequently, Plaintiffs filed a motion for reconsideration of the Court's July 22, 2010 Order or, in the alternative, for certification of an interlocutory appeal.
Defendants filed their opposition to that motion on August 25, 2010. The Court has set a hearing on the motion for November 16, 2010.

Federal Court Revenue Sharing Litigation:
The following purported class actions pertaining to revenue sharing were filed in the Southern District of New York: Walker v. Deutsche Bank AG, et al.,
Mazza v. Deutsche Bank AG, et al. and Icardo v.
Deutsche Bank AG, et al. These three class actions were consolidated. The consolidated Complaint filed on December 19, 2005 named as defendants Deutsche
Bank AG, certain affiliated adviser entities, and Scudder Distributors Inc. On August 15, 2007, the
Court granted the Defendants' motion to dismiss with prejudice and denied Plaintiffs' request for leave to amend the complaint. The Plaintiffs did not appeal, and the deadline for appealing this decision has now passed.


DB1/65908822.1

Updated 10/27/10